October 30, 2000

Alpharma Announces Record Third Quarter and Nine Month Results
    Also Announces Restatement of Certain Previously Issued
                       Financial Results


Fort Lee, NJ..October 30, 2000..Alpharma Inc. (NYSE:ALO), a growing specialty pharmaceutical company with global leadership positions in products for humans and animals, today announced record third quarter and nine month financial results for the period ended September 30, 2000 and that it would be restating certain previously issued financial results. For the third quarter and nine months of 2000, the Company achieved record earnings per share and exceeded its planned earnings per share growth goals before and after consideration of the restatement. All comparative figures in this release are on a restated basis.

Revenue for the third quarter rose 26% to $252.6 million compared to $199.8 million a year ago substantially aided by the effect of the Roche medicated feed additive (MFA) business acquired in the second quarter of 2000. The $252.6 million was the highest quarterly revenue in the history of the company despite the negative effect of currency translation of about $11 million compared to last year. Operating income grew to $41.4 million from $28.2 million in the third quarter of 1999 as operating margins improved to 16.4% from 14.1% a year ago. Net income increased substantially to $20.3 million compared to $10.4 million in 1999, as diluted earnings per share grew to a record $.48 from $.35 a year ago, an increase of 37%.

For the nine months ended September 30, 2000, revenue increased 28% to $662.8 million from $518.0 million also aided by acquisitions. Currency translation negatively affected revenue for the nine months in 2000 by approximately $21 million compared to last year. Excluding one-time charges related to the Roche MFA acquisition, operating income grew to $100.5 million from $66.5 million, an operating margin of 15.2% compared to 12.8% in 1999. Net income for the nine months in 2000 increased substantially to $43.7 million compared to $24.9 million in 1999 as diluted earnings per share grew to $1.20 in 2000 from $.88 for the same period last year. The one-time charges related to the acquisition of the Roche MFA business were $6.1 million pre-tax and $4.0 million after-tax. Including these charges, reported earnings per share for the nine months of 2000 were $1.11.

The company also announced that it has recently discovered that a small number of employees responsible for the Brazilian operations of its Animal Health Division collaborated to circumvent established company policies and controls to create invoices that were either not supported by underlying transactions or for which the recorded sales were inconsistent with the underlying transactions. A full investigation of the matter with the assistance of counsel and the company's independent auditors has been completed. Based on the investigation and other analyses of overall Animal Health activities, the company has concluded that this problem is isolated to the Animal Health operations in Brazil.

Alpharma believes that this matter does not significantly impact the current operations and performance of the company. The period affected covers all four quarters of 1999 and the first two quarters of 2000. The net reduction in revenue is approximately $7 million or about one half of one percent and $.06 in earnings per share or about three percent over the six quarter period. The company does not believe that the financial effect of this matter is material to the period. However, all quarters affected will be restated. Alpharma expects to file restated financial statements and reports as soon as possible. Summary restated income statements and balance sheets for the affected quarters are contained as an attachment to this release.

Commenting on the announcements, Ingrid Wiik, President and Chief Executive Officer of Alpharma said, "We are extremely disappointed by the actions of these employees who breached our established policies and controls and who violated the trust we placed in them. We have removed the individuals involved and appointed new management to run our Animal Health operations in Brazil. While we do not consider the net financial impact of this matter material to the period affected, we will restate our financial results because it is the right thing to do."

Ms. Wiik continued, "On an overall basis, I am pleased with the financial results we have achieved in the third quarter and nine months of 2000. For the nine months of 2000, we are, in fact, somewhat ahead of our stated goal of growing earnings per share at 25 percent. These results, in our view, demonstrate the soundness of our global approach and our basic growth strategies and are also a tribute to the strength gained from our diverse businesses."

Outlook

"As we have discussed previously, our human pharmaceutical business, particularly in the United States, has driven our growth this year. While the Animal Pharmaceutical business will continue to be a strong contributor, we are now experiencing some softness in the poultry and livestock market as well as delays in launching new animal health products and technologies. At the same time, we are being affected somewhat by the dramatic and continued strengthening of the U.S. dollar. While in the third quarter, the impact of these negatives was offset by the strength of Human Pharmaceuticals, going forward, it may not be possible to fully offset all these factors. We estimate our earnings per share for the full year 2000 to be approximately 25% above last year's reported earnings per share. While we remain committed to our goal of increasing earnings per share by approximately 25 percent per year, we now believe that the same factors affecting the remainder of 2000 will affect our ability to exceed our earnings per share growth goal for 2001" Ms. Wiik concluded.

Alpharma Inc. (NYSE: ALO) is a growing specialty pharmaceutical company with global leadership positions in products for humans and animals. Uniquely positioned to expand internationally, Alpharma is presently active in more than 60 countries.
Alpharma is the largest manufacturer of generic liquid and topical pharmaceuticals in the U.S. and one of the largest manufactures of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine, cattle, and vaccines for farmed-fish worldwide.

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statement made in the Outlook section herein. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Risks and uncertainties include, but are not limited to, those risks described in the `Risk Factors' section of the Company's 10-K report for the year ended December 31, 1999 and in the "Management's Discussion and Analysis" section of its 10-Q report for the quarter ended June 30, 2000 and those in its other SEC filings.



Company Contact:

Alpharma Inc.
David R. Jackson
Vice President, Investor Relations and Corporate Communications
201 228-5085
800 200-9159

All Alpharma press releases are also available at our website-http://www.Alpharma.com



Financial Statements and Restated Financial Data attached